Citigroup Inc.
399 Park Avenue
New York, NY 10022

August 4, 2011

VIA EDGAR CORRESPONDENCE

Ms. Stephanie Hunsaker

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-7553

Re:	Citigroup Inc.
Form 10-K for Fiscal Year Ended December 31, 2010
Filed February 25, 2011
Form 10-Q for Fiscal Quarter Ended March 31, 2011
Filed May 5, 2011
File No. 001-09924

Dear Ms. Hunsaker:

As discussed with you on August 3, 2011, this letter confirms that we currently intend to file Citigroup’s responses to the comments of the staff contained in the staff’s letter dated August 1, 2011 by August 23, 2011.

Sincerely,

/s/ Robert Traficanti
Robert Traficanti
Deputy Controller and Head of Corporate Accounting Policy Citigroup Inc.